SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Voxware, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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300 American Metro Blvd., Suite 155
Hamilton, NJ 08619
(609) 514-4100

October 28, 2008

Dear Fellow Stockholder:

     You are cordially invited to attend our annual meeting of stockholders to be held at 9:00 a.m. (local time), on Friday, December 12, 2008, at the offices of Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, New Jersey.

     The Notice of Annual Meeting and proxy statement on the following pages describe the matters to be presented at the annual meeting.

     It is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the meeting, we hope that you will have your stock represented by signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States, as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.

     Thank you for your continued support.

Sincerely, Scott J. Yetter President and Chief Executive Officer

Corporate Headquarters  |  300 American Metro Blvd., Suite 155, Hamilton, NJ 08619  |  Tel: (609) 514.4100  |  Fax: (609) 514.4101

VOXWARE, INC.
300 American Metro Blvd., Suite 155
Hamilton, NJ 08619
(609) 514-4100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on December 12, 2008

     The annual meeting of stockholders (the “Meeting”) of Voxware, Inc. (the “Company”) will be held at the offices of Morgan, Lewis & Bockius LLP, located at 502 Carnegie Center, Princeton, New Jersey, on Friday, December 12, 2008, at 9:00 a.m. (local time) for the following purposes:

(1)	To elect seven directors to serve until the next Annual Meeting of Stockholders, or until their successors shall have been duly elected and qualified;

(2)	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009; and

(3)	To transact such other business as may properly come before the Meeting.

     Holders of our common stock of record at the close of business on October 24, 2008 (the “Stockholders”), are entitled to notice of and to vote at the Meeting, or any adjournment or adjournments thereof. A complete list of such Stockholders will be open to the examination of any Stockholder at the Company’s principal executive offices at 300 American Metro Blvd., Suite 155, Hamilton, NJ 08619 for a period of 10 days prior to the Meeting and will be available for examination on the day of the Meeting. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting; provided, however, if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting is required to be given to each Stockholder of record entitled to vote at the Meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION. EACH PROXY GRANTED MAY BE REVOKED BY THE STOCKHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE COMPLETED, DATED, SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors William G. Levering III Secretary

Hamilton, New Jersey
October 28, 2008

The Company’s 2008 Annual Report Accompanies the Proxy Statement.

VOXWARE, INC.
300 American Metro Blvd., Suite 155
Hamilton, NJ 08619
(609) 514-4100

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Voxware, Inc. (“Voxware”, “we”, “us” or “our”) of proxies to be voted at the Annual Meeting of Stockholders of Voxware to be held on Friday, December 12, 2008 (the “Meeting”), at the offices of Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, New Jersey, at 9:00 a.m. (local time) and at any adjournment or adjournments thereof. Holders of record of common stock, $0.001 par value (the “Common Stock”), as of the close of business on October 24, 2008, will be entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof. As of that date, there were 6,513,049 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on any matter presented at the Meeting. Accordingly, there are an aggregate of 6,513,049 votes entitled to be cast at the Meeting.

     If proxies in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted:

(1)	FOR the election of seven directors to serve until the next Annual Meeting of Stockholders, or until their successors shall have been duly elected and qualified;

(2)	FOR the ratification of the appointment of BDO Seidman, LLP, as our independent registered public accounting firm for the fiscal year ending June 30, 2009; and

(3)	in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Meeting or any adjournment or adjournments thereof.

     Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by our Secretary, by submitting a duly executed proxy bearing a later date, or by electing to vote in person at the Meeting. The mere presence at the Meeting of the person appointing a proxy does not, however, revoke the appointment.

     Except as provided below, the presence, in person or by proxy, of holders of shares of Common Stock having a majority of the votes entitled to be cast at the Meeting shall generally constitute a quorum. The proxy card provides spaces for a stockholder to vote for the Board’s nominees, or to withhold authority to vote for any or all of such nominees, for election as directors. Directors are to be elected by a plurality of the votes cast at the Annual Meeting. All other actions proposed herein require the affirmative vote of a majority of shares of Common Stock present or represented at the Meeting and entitled to vote, provided a quorum is present in person or by proxy.

     Abstentions are included in the shares present at the Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether a proposal is approved. Broker non-votes (when shares are represented at the Meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the Meeting for purposes of determining whether a quorum is present, but are not counted for purposes of determining whether a proposal has been approved, and thus have no effect on the outcome.

     This Proxy Statement, together with the related proxy card, is being mailed to our stockholders on or about October 28, 2008. The Annual Report to Stockholders of Voxware for the fiscal year ended June 30, 2008 (“Fiscal 2008”), including financial statements (the “Annual Report”), is being mailed together with this Proxy Statement to all stockholders of record as of October 24, 2008. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Annual Report so that such record holders could supply such materials to beneficial owners as of October 24, 2008.

PROPOSAL 1: ELECTION OF DIRECTORS

General

     We currently have seven directors. In accordance with our Amended and Restated Certificate of Incorporation, as amended, the term of office of the members of our Board of Directors is one year. These directors are elected by the stockholders at each Annual Meeting of Stockholders to serve a one-year term or until their successors are duly elected and qualified or their earlier resignation or removal.

Directors/Nominees

     Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the annual meeting for the election of the nominees named below as directors to serve until the next Annual Meeting of Stockholders and until such director’s successor has been duly elected and qualified, except in the event of such director’s earlier death, resignation or removal.

Information Regarding Nominees for Election to the Board of Directors

     The Board of Directors currently has seven members, all of whom are nominees for election.

		Served as a	Positions with
Name	Age	Director Since	the Company
Joseph A. Allegra (1)(3)	55	2003	Director and
			Chairman of the Board
James L. Alexandre (2)(3)	51	2005	Director
Donald R. Caldwell (1)(3)	62	2004	Director
Don Cohen	53	2007	Director
Robert Olanoff (2)	52	2006	Director
David J. Simbari (1)(2)	53	2007	Director
Scott J. Yetter	47	2006	Director, President and CEO
____________________

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Director Nominees

     The following information about the principal occupation or employment, other affiliations and business experience of the nominees above has been furnished to us by the nominees:

     Joseph A. Allegra has served as a director of Voxware since June 2003. Since 2001, Mr. Allegra has been a General Partner at Edison Venture Fund, a venture capital firm and an affiliate of Voxware. He serves as a director of six Edison privately held portfolio companies: Agentek, Archive Systems, CheckPoint HR, M5 Networks, JGI and Maptuit. Previously, from 1989 to 2000, Mr. Allegra was co-founder and CEO of Princeton Softech, a company dedicated to development of data application management. From 1988 to 1989, he was Vice President of Research and Development (“R&D”) for Computer Associates (“CA”), following its acquisition of Applied Data Research (“ADR”). He was a product manager, led product support and headed R&D at CA and ADR during a 12-year period. Mr. Allegra co-founded the Software Association of New Jersey and was Chairman of the New Jersey Technology Council. He was also a management consultant for several technology companies. Mr. Allegra received a B.A. in Economics and Computer Science from Rutgers University and an M.B.A. in Information Systems from New York University Stern School of Business.

     James L. Alexandre has served as a director of Voxware since August 2005. Since 2003, Mr. Alexandre has acted as a private investor managing a diversified portfolio of public and private investments. From 2001 to 2002, Mr. Alexandre was President of Credit Suisse First Boston Securities - Japan, Limited, part of a global investment banking and financial services firm. From 2000 to 2001, Mr. Alexandre served as Managing Director and Co-Chief Integration Officer of Credit Suisse First Boston. From 1983 to 2000, Mr. Alexandre held various positions in Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), an international investment bank, including President and CEO of DLJ International, prior to DLJ’s acquisition by Credit Suisse First Boston in 2000. Mr. Alexandre received his B.A. in History and Latin from the University of North Carolina and his M.B.A. from Harvard Business School. Currently, Mr. Alexandre sits on the Boards of Directors of EmeraldBio Agriculture Corporation, GEO2 Technologies, Inc., HCR Software Solutions, Inc. and ZT3 Technologies, Inc.

     Donald R. Caldwell has served as a director of Voxware since December 2004. Since April 1999, Mr. Caldwell has been Chairman and Chief Executive Officer of Cross Atlantic Capital Partners Inc., a venture capital fund and affiliate of Voxware. From February 1996 to March 1999, Mr. Caldwell was President and Chief Operating Officer of Safeguard Scientifics, Inc. Mr. Caldwell currently serves on the Boards of Directors of many companies, including Diamond Management & Technology Consultants, Inc., Quaker Chemical Corporation, Management Dynamics, Inc. and Rubicon Technology, Inc. Mr. Caldwell is also the Chairman of the Pennsylvania Academy of the Fine Arts. Mr. Caldwell received a B.S. from Babson College and an MBA from the Graduate School of Business at Harvard University. Mr. Caldwell is a Certified Public Accountant in the State of New York.

     Don Cohen has served as a director of Voxware since September 2007. Since February 2007, Mr. Cohen has served as Chief Technology Officer for Archive Systems, Inc., a privately-held, web-based image access and document capture service. From October 2005 through January 2007, Mr. Cohen served as Business Unit Executive for Rocket Software, Inc., a privately-held enterprise infrastructure developer. From April 2003 through October 2005, Mr. Cohen served as Vice President, Software Engineering for Voxware, Inc. Prior to that, Mr. Cohen held various positions with Princeton Softech, Inc., a company dedicated to the development of data application management. Mr. Cohen received his B.S. from SUNY Albany and his M.S. from Rutgers University.

     Robert Olanoff has served as a director of Voxware since October 2006. Since February 18, 2008, Mr. Olanoff has served as Chief Financial Officer of Systech International, a software provider for the packaging industry. From January 2006 until February 2008, Mr. Olanoff has served as an independent finance consultant with Olanoff Consulting. From January 2005 to December 2005, Mr. Olanoff served as Chief Financial Officer of FNX Limited, a software provider to the banking industry. From January 2004 to August 2004, Mr. Olanoff served as Chief Financial Officer for Foxtons, Inc., a discount residential real estate broker, and from 2001 to 2004 he served as Chief Financial Officer for Paragon Computer Professionals, an IT service provider. Prior to 2001, Mr. Olanoff held positions of Chief Financial Officer with RecruitSource, Inc., an internet recruiting software company; Beechwood Data Systems, Inc., a provider of software solutions and services to the telecommunications industry; and Intelligroup, Inc., a computer consulting and system integration services provider. Mr. Olanoff earned a B.A. in Economics from Rutgers University in 1978.

     David J. Simbari has served as a director of Voxware since December 2007. Since September 2006, Mr. Simbari has served as President and Chief Executive Officer of SupplyPro, a premier provider of automated point-of-use dispensing technologies. From March 1998 to February 2005, Mr. Simbari served as Chairman of the Board of Directors and Chief Executive officer of OPTUM Inc., a privately-held provider of supply chain and warehouse management software (acquired by Click Commerce Inc. in 2005). Prior to OPTUM, Mr. Simbari spent five years with Industri-Maternatik, a Swedish provider of complex order management systems for consumer package goods companies, first as President of North American operations and later as Senior Vice President for worldwide sales and marketing. Mr. Simbari earned his B.B.A. from Siena College in 1976.

     Scott J. Yetter has served as President of Voxware, Inc. since October 31, 2006, as a member of the Board of Directors since November 22, 2006 and as Chief Executive Officer since September 2007. Mr. Yetter joined Voxware in August 2006 as Vice President of Marketing and Sales-North America. He brings over 20 years experience in sales, marketing, operations and executive management to his position, having spent 10 of those years at American Software/Logility, an early provider of Enterprise Resource Planning and supply chain solutions. From 2003 to 2005, Mr. Yetter was President of Media DVX, a distributor of digital content. Previously, from 2001 to 2003, Mr. Yetter was a principal at Katalyst Venture Partners, a venture/consulting firm, where he provided management assistance for portfolio companies of Katalyst and other local venture firms. From 1985 to May 2001, he held various sales management positions at Impresse Corporation, American Software, Inc., I2 Technologies and JBA International. Mr. Yetter received a B.S. in Industrial Engineering from Georgia Institute of Technology.

     None of our directors is related to any other director or to any of our executive officers.

     The Board of Directors recommends that Stockholders vote FOR each of the nominees for the Board of Directors.

Corporate Governance Guidelines

     Our Board of Directors has long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of Voxware and its stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include that:

  the principal responsibility of the directors is to oversee the management of Voxware;

  directors have full and free access to management and, as necessary and appropriate, independent advisors;

  new directors participate in an orientation program, and all directors are expected to participate in continuing director education on an ongoing basis; and

  at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Independence

     Under NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that Mr. Yetter, as an employee of the Company, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has further determined that none of Messrs. Alexandre, Allegra, Caldwell, Olanoff or Simbari has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules. The Board of Directors has also determined that Mr. Cohen was not an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules due to his prior service as an employee of Voxware. The three year period as defined in the aforementioned role expired October 13, 2008 at which time Mr. Cohen would be considered independent.

Committees and Meetings of the Board

     During Fiscal 2008, the Board of Directors met 10 times in person or by teleconference, and the various committees of the Board of Directors met eight times in person or by teleconference. During this period, each member of the Board of Directors attended more than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which such person has been a director); and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served (during the periods such director served).

     Directors are encouraged, but are not required, to attend the Annual Meeting of Stockholders. Each of Messrs. Alexandre, Allegra, Caldwell, Cohen, Olanoff, Simbari and Yetter attended the Company’s 2007 Annual Meeting of Stockholders, either in person or by teleconference.

     The Board of Directors has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee – each committee operates under a charter that has been approved by the Board of Directors. A copy of the charter of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each adopted by the Board of Directors, may be found on our website (www.voxware.com). The Board of Directors has determined that currently the members of each of the three standing committees are independent as defined under the rules of the NASDAQ Stock Market. The Board of Directors also has determined that all three current members of the Audit Committee are independent as defined by Rule 10A-3 under the Securities Exchange Act of 1934, with Mr. Olanoff, given his educational and professional experience as disclosed in the biographical information hereto, meeting the definition of an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

     Audit Committee. The primary responsibilities of the Audit Committee, as more fully set forth in our current Audit Committee Charter adopted on August 27, 2004, as amended on November 23, 2005, include:

  appointing, evaluating and retaining the engagement of our independent registered public accounting firm;

  reviewing the results of their audit findings;

  reviewing our periodic reports filed with the Securities and Exchange Commission; and

  monitoring, on a periodic basis, our internal controls.

     The Audit Committee currently is comprised of Messrs. Alexandre, Olanoff and Simbari. Each of Messrs. Alexandre, Olanoff and Simbari meet the definition of independent as defined under the rules of the NASDAQ Stock Market and Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee held four meetings in Fiscal 2008.

     Compensation Committee. The primary responsibilities of the Compensation Committee, as more fully set forth in our current Compensation Committee Charter adopted on August 27, 2004, as amended on November 23, 2005, include:

  reviewing and approving, or recommending for approval by the Board of Directors, the salaries and incentive compensation of our executive officers;

  administering our stock option plans; and

  reviewing and making recommendations to our Board of Directors regarding these matters.

     The Compensation Committee is authorized to delegate its authority with respect to executive officer compensation to a subcommittee when appropriate. It is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. In Fiscal 2007 the Compensation Committee engaged the compensation consulting firm of Radford Surveys & Consulting (“Radford”), a division of Aon Consulting, Inc., to provide competitive compensation data and general advice on the Company’s compensation programs and policies for executive officers, and the Compensation Committee has used this data during Fiscal 2008 for its consideration. In determining or recommending the amount or form of executive officer compensation each year, the Compensation Committee generally takes into consideration the recommendations of compensation consultants engaged by the Company and/or the Compensation Committee during the year, compensation surveys prepared by Radford, and also takes into consideration information and recommendations received from the Company’s Chief Executive Officer. The Compensation Committee customarily considers the comparative relationship of the recommended compensation to the compensation paid by other similarly situated companies, individual performance, tenure, internal comparability and the achievement of certain other operational and qualitative goals identified in the Company’s strategic plan.

     During Fiscal 2008, the Compensation Committee was comprised of Messrs. Allegra, Caldwell and Simbari. The Compensation Committee held three meetings in Fiscal 2008.

     Nominating and Corporate Governance Committee. The primary responsibilities of the Nominating and Corporate Governance Committee, as more fully set forth in our current Nominating and Corporate Governance Committee Charter adopted on August 27, 2004, as amended November 23, 2005, include:

  evaluating and recommending to the Board of Directors the persons to be nominated for election as directors at any meeting of stockholders;

  developing and recommending to the Board of Directors a set of corporate governance principles applicable to Voxware; and

  overseeing the evaluation of the Board of Directors.

     The Nominating and Corporate Governance Committee is currently comprised of Messrs. Alexandre, Allegra and Caldwell. The Nominating and Corporate Governance Committee held one meeting in Fiscal 2008. On October 22, 2008, the Nominating and Corporate Governance Committee met and recommended the seven nominees to the Board of Directors for re-election at the 2008 annual meeting.

Director Candidates

     The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to members of the Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board.

     In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria contained in the Nominating and Corporate Governance Committee’s charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

     Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our Common Stock for at least one year as of the date such recommendation is made, to: Nominating and Corporate Governance Committee, c/o Corporate Secretary, Voxware, Inc., 300 American Metro Blvd., Suite 155, Hamilton, NJ 08619. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communicating with Our Directors

     Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board, with the assistance of our outside counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

     Stockholders who wish to send communications on any topic to the Board should address such communications to: Board of Directors, c/o Corporate Secretary, Voxware, Inc., 300 American Metro Blvd., Suite 155, Hamilton, NJ 08619.

Code of Business Conduct and Ethics

     We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics is posted on our website (www.voxware.com) and any amendments thereto or waivers thereof will be promptly posted on our website.

Review and Approval of Related Person Transactions.

     Our Code of Business Conduct has certain policies and procedures for the review, approval or ratification of transactions involving us and any executive officer, director, director nominee (each of whom we refer to as a “related person”). The policy and procedures cover any transaction involving a related person (a “related person transaction”) in which the related person has a material interest and which does not fall under an explicitly stated exception set forth in the applicable disclosure rules of the SEC.

     Any proposed related person transaction must be reported to the Company’s President and CEO and/or the Board of Directors. The policy calls for the transaction to be reviewed and approved by the President and CEO. The transaction should be approved in advance whenever practicable. If not practicable, the President and CEO and/or the Board of Directors will review, and may, if deemed appropriate, ratify the related person transaction.

     A related person transaction will be considered approved or ratified if it is authorized by the President and CEO and/or the Board of Directors of the Company after full disclosure of the related person’s interest in the transaction. In considering related person transactions, the President and CEO and/or the Board of Directors will consider any information considered material to investors and the following factors:

  the related person’s interest in the transaction;

  the approximate dollar value of the transaction;

  whether the transaction was undertaken in the ordinary course of our business;

  whether the terms of the transaction are no less favorable to us than terms that we could have reached with an unrelated third party; and

  the purpose and potential benefit to us of the transaction.

Report of the Audit Committee

The Audit Committee has furnished the following report:

To the Board of Directors of Voxware, Inc.:

     The Audit Committee of the Company’s Board of Directors is currently composed of three members and acts under a written charter adopted on August 27, 2004, as amended November 23, 2005. The current members of the Audit Committee possess the financial sophistication required by our charter and applicable rules. The Audit Committee held four meetings during Fiscal 2008.

     Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management and the independent registered public accounting firm, the following:

  the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

  the independent registered public accounting firm’s review of the Company’s unaudited interim financial statements;

  the Company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

  management’s selection, application and disclosure of critical accounting policies;

  changes in the Company’s accounting practices, principles, controls or methodologies;

  significant developments or changes in accounting rules applicable to the Company; and

  the adequacy of the Company’s internal controls and accounting and financial personnel.

     The Audit Committee reviewed and discussed with the Company’s management the Company’s audited financial statements for the year ended June 30, 2008. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards Nos. 89, 90 and 114 (Communication with Audit Committees) with the Company’s independent registered public accounting firm. These standards require the Company’s independent registered public accounting firm to discuss with the Company’s Audit Committee, among other things, the following:

  methods used to account for significant unusual transactions;

  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

  the process used by management in formulating particularly sensitive accounting estimates, and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

  disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

     The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that, in the auditor’s professional opinion, may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company. The Audit Committee also considered whether the independent registered public accounting firm’s provision of certain other non-audit related services to the Company is compatible with maintaining such auditors’ independence.

     Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-KSB.

By the Audit Committee of the Board of Directors of
Voxware, Inc., as constituted on October 15, 2008

Robert Olanoff
James L. Alexandre
David J. Simbari

Compensation of Directors

     Our Board of Directors has determined that no member of the Board of Directors shall receive cash compensation for services as a member of the Board of Directors, but the Board of Directors, in its discretion, may grant stock options to the non-employee members of the Board of Directors pursuant to the Voxware, Inc. 2003 Stock Incentive Plan (the “2003 Stock Incentive Plan”). Options granted under the 2003 Stock Incentive Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant, a maximum term of 10 years from the date of grant and typically vest over 3 or 4 years and can vest quarterly from grant date or either 25% or 33% of the total option one year from the date of grant and the remainder each quarter thereafter until fully vested.

     On September 13, 2007, Mr. Cohen received an option to purchase 3,000 shares of Common Stock with an exercise price per share of $7.25, the fair market value of our Common Stock on each option grant date, pursuant to the 2003 Stock Incentive Plan. Mr. Cohen’s option grant vests quarterly over 3 years.

     On December 13, 2007, Messrs. Alexandre, Allegra, Caldwell and Olanoff received options to purchase 1,000 shares of Common Stock, and Mr. Cohen and Mr. Simbari received an option to purchase 3,667 and 6,667 shares, respectively. All options granted on this date had an exercise price of $5.15 per share, the fair market value of our Common Stock on that date and vest quarterly over a four year period.

     The following table shows amounts earned by each director in the fiscal year ended June 30, 2008.

	Stock Awards	Option Awards
Name	($)(1)	($) (2)	Total ($)
(a)	(b)	(c)	(d)
James L. Alexandre	-	$9,868	$9,868
Joseph A. Allegra	-	$5,152	$5,152
Donald R. Caldwell	-	$6,052(3)	$6,052
Don Cohen	-	$4,876	$4,876
Robert Olanoff	-	$5,980	$5,980
David J. Simbari	-	$2,917	$2,917
____________________

(1)

The amounts in column (b) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2008, in accordance with FAS 123(R) with respect to stock awards granted to each non-employee director, and thus include amounts from awards granted in and prior to the 2008 fiscal year. Assumptions used in the calculation of this amount are included in footnote 7 to the Company’s audited financial statements for the fiscal year ended June 30, 2008 included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on September 29, 2008.

(2)

The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2008, in accordance with FAS 123(R) with respect to stock options granted to each non-employee director, and thus, include amounts from awards granted in and prior to the 2008 year. Assumptions used in the calculation of this amount are included in footnote 7 to the Company’s audited financial statements for the fiscal year ended June 30, 2008 included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on September 29, 2008. The following table shows (a) for each option grant for which compensation cost was recognized in our financial statements for the 2008 fiscal year, the grant date, the exercise price, and the grant date fair value of that option (as calculated in accordance with FAS 123(R) and (b) for each non-employee director, the aggregate number of shares subject to all outstanding options held by that non-employee director as of June 30, 2008:

				Number of Shares
				Subject to All
				Outstanding Options
			FAS 123(R) Grant Date	Held as of June 30,
Name	Grant Date	Exercise Price ($)	Fair Value ($)	2008 (#)
James L. Alexandre	12/13/07	$5.15	$4,798	7,667
Joseph A. Allegra	12/13/07	$5.15	$4,798	11,000
Donald R. Caldwell	12/13/07	$5.15	$4,798	11,000
Don Cohen	9/13/07	$7.25	$17,719
	12/13/07	$5.15	$17,595	6,667
Robert Olanoff	12/13/07	$5.15	$4,798	7,667
David J. Simbari	12/13/07	$5.15	$31,990	6,667

3)

On February 10, 2005, Mr. Caldwell was granted an option to purchase 6,667 shares of Common Stock at an exercise price per share equal to $3.00 which was subsequently determined to be lower than the trading value of the Company’s Common Stock on the option grant date. In order to avoid negative tax consequences under Section 409A of the Internal Revenue Code, the Company and Mr. Caldwell agreed in December 2006 to cancel his option grant and replaced it with an option grant for 6,667 shares with an exercise price per share equal to $3.27, the lower of (i) the trading value of the Common Stock on the cancelled option grant date and (ii) the trading value of the Common Stock on December 28, 2006. To compensate Mr. Caldwell for such increase, the Company paid him a bonus in the amount of $1,800.09 (the total increase to the exercise price in effect for his amended options) in January 2008. For financial statement purposes, the Company must recognize additional compensation expense equal to the incremental fair value resulting from the exchange of the lower priced option for a higher priced option and exchange. Both the increase in the exercise price and the offsetting cash bonus are taken into account in the determination of the net incremental fair value. The incremental compensation cost recognized for financial statement reporting purposes for the 2008 fiscal year with respect to the cancellation and replacement of Mr. Caldwell’s option was $900.05, which amount is included in the FAS 123(R) compensation cost of Mr. Caldwell’s options for the 2008 fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us, and upon written representations of our Reporting Persons received by us, the following reports required by Section 16(a) of the Exchange Act to be filed by our Reporting Persons were not timely filed: Messrs. Charles K. Rafferty and Krishna Venkatasamy each were late reporting one transaction on Form 4, Mr. Scott J Yetter was late reporting two transactions on Form 4 and Mr. Stephen J. Gerrard was late reporting three transactions on Form 4.

EXECUTIVE OFFICERS

     The current executive officers of the Company, and their respective ages and positions with the Company, are as follows:

		Capacities In	In Current
Name	Age	Which Served	Position Since
Scott J. Yetter (1)	47	President and Chief Executive Officer	2006
Stephen J. Gerrard (2)	57	Vice President and General Manager,	2003
		International Operations
Charles K. Rafferty (3)	46	Vice President and General Manager,	2005
		North American Operations
Krishna Venkatasamy (4)	35	Vice President, Product Strategy and	2006
		Management
David Vetter (5)	64	Chief Technology Officer	1999
William G. Levering III (6)	48	Vice President and Chief Financial	2008
		Officer, Treasurer and Secretary
____________________

(1)	Scott J. Yetter has served as President of Voxware, Inc. since November 2006 and as Chief Executive Officer since September 2007. Mr. Yetter joined Voxware in August 2006 as Vice President of Marketing and Sales- North America. He brings over 20 years experience in sales, marketing, operations and executive management to his position, having spent 10 of those years at American Software/Logility, an early provider of ERP and supply chain solutions. From 2003 to 2005, Mr. Yetter was President of Media DVX, a distributor of digital content. Previously, from 2001 to 2003 Mr. Yetter was a principal at Katalyst Venture Partners, a venture/consulting firm, where he provided management assistance for portfolio companies of Katalyst and other local venture firms. From 1985 to May 2001, he held various sales management positions at Impresse Corporation, I2 Technologies and JBA International. Mr. Yetter received a B.S. in Industrial Engineering from Georgia Institute of Technology.

(2)	Stephen J. Gerrard, Vice President and General Manager of International Operations, is responsible for international sales, marketing and delivery services since April 2005. From March 2003 to April 2005, he was responsible for Voxware’s corporate marketing. Mr. Gerrard has been in the software industry for more than 25 years, serving primarily as a sales and marketing executive. He was Vice President of Marketing at Applied Data Research from 1982 to 1988. He was also responsible for marketing and strategic planning at Princeton Softech and held senior management positions at Connextive, VirtualEdge and Envoy Technologies. Mr. Gerrard holds a B.A. from Ambassador University in St. Albans, England.

(3)	Charles K. Rafferty, Vice President and General Manager of North American Operations, is responsible for sales, marketing, delivery services and customer support since November 2006. From August 2005 to November 2006, Mr. Rafferty was responsible for software development and management of global partnerships. From 2003 to 2005, Mr. Rafferty served as Vice President North American Sales and Business Development of Optum, Inc. Prior to joining Optum, Mr. Rafferty served as the senior sales and marketing executive at Prescient Systems. In addition, Mr. Rafferty held various sales, marketing and management positions at Logility, Dun & Bradstreet Software and Automatic Data Processing, Inc. Mr. Rafferty holds a B.S. in Business Management & Information Systems from Widener University.

(4)	Krishna Venkatasamy has served as Vice President, Voxware Application Development, since November 2006 and now is in charge of Product Strategy. Mr. Venkatasamy joined the Company in December 2003 as Director of Product Development. He has spent over 13 years engineering software solutions for supply chain planning and execution. From 2002 to June 2003, Mr. Venkatasamy was Director of Product Development at Industri- Matematik International Inc., a supply chain management software vendor. Prior to that, from 1996 to 2002 Mr. Venkatasamy served in various senior engineering positions in the product development and management organization at i2 Technologies Inc, one of the leading supply chain management software providers. While at i2 Technologies, Mr. Venkatasamy helped establish the offshore product development center in India. Prior to that, Mr. Venkatasamy served in software engineering positions at a number of software development companies. Mr. Venkatasamy holds a B.S. in Engineering in Computer Science from CIT, India.

(5)	David Vetter has served as Chief Technology Officer since February 1999. Mr. Vetter joined Voxware when Voxware acquired the assets of Verbex Voice Systems, Inc. in 1999. He had been employed with Verbex

Voice Systems since 1987. Mr. Vetter has over 25 years management and consulting experience in the commercial development of speech recognition products at Milton-Bradley, Digital Equipment Corporation, General Instrument and other organizations. Mr. Vetter holds a B.S. in Humanities and Mathematics from MIT, and a M.A. in Physics from the University of Massachusetts.

(6)	William G. Levering III has served as Vice President and Chief Financial Officer and Treasurer since March 2008. In October 2008, Mr. Levering was appointed as the Corporate Secretary. From 2005 to 2008, Mr. Levering served as Chief Financial Officer, Secretary and Treasurer of Princeton Softech, Inc., a leader in Enterprise Data Management software solutions. Prior to joining Princeton Softech, Mr. Levering worked at AXS-One, Inc. (formerly Computron Software, Inc.), where he served as Chief Financial Officer and Treasurer from 2000 to 2004; Vice President, Corporate Controller from 1997 to 2000; and Revenue Controller from 1996 to 1997. Prior to his tenure at AXS-One, Mr. Levering started his career with KPMG LLP, an international accounting firm and was employed from 1982 to 1996 where he spent the last 7 years as a senior audit manager. Mr. Levering holds a B.A. in Economics and Finance from Rutgers University.

None of our executive officers is related to any other executive officer or to any director of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     This Compensation Discussion and Analysis summarizes the principles underlying the Company’s compensation policies and decisions and the principal elements of compensation paid to its named executive officers during the 2008 fiscal year. The Company’s Chief Executive Officer (the “CEO”), and the other two highest paid executive officers included in the Summary Compensation Table below will be referred to as the “named executive officers” for purposes of this discussion. In general, the compensation paid to the Company’s named executive officers is similar to that paid to all our other executive officers.

Compensation Objectives and Philosophy

     The Compensation Committee (the “Committee”) of the Board of Directors is responsible for reviewing and approving the compensation payable to the Company’s executive officers and other key employees. The fundamental policy of the Committee is to provide our executive officers with competitive compensation opportunities based upon their contribution to our development and financial success and their personal performance.

     The Committee seeks to accomplish the following objectives with respect to the Company’s executive compensation programs:

  Recruit, motivate and retain executives capable of meeting the Company’s strategic objectives;

  Provide incentives to encourage superior executive performance and successful financial results for the Company; and

  Align the interests of executives with the long-term interests of shareholders.

     The Committee seeks to achieve these objectives by:

  Establishing a compensation structure that is both market competitive and internally fair;

  Linking a substantial portion of compensation to the Company’s achievement of financial objectives and the individual’s contribution to the attainment of those objectives;

  Providing risk for underachievement and upward leverage for overachievement of goals; and

  Providing long-term equity-based incentives and encouraging direct share ownership by executives.

Setting Executive Compensation

     In Fiscal 2007, the Committee engaged Radford Surveys & Consulting (“Radford”), a nationally recognized compensation consulting firm, to provide competitive compensation data and general advice on the Company’s compensation programs and policies for executive officers. During Fiscal 2007, Radford performed a market analysis of the compensation paid by comparable high technology companies and provided the Committee with recommended compensation ranges for each executive position based on the competitive data. This data was also used in Fiscal 2008 by the Committee. In addition, the CEO provided the Committee with a detailed review of the performance of each executive officer other than himself, and made recommendations to the Committee with respect to the compensation packages for those officers for the 2008 fiscal year.

     When compared to comparable positions at the competitive peer group companies, it is the Committee’s objective to target the base cash compensation level of executive officers at or below the 50th percentile, whereas the target for total annual compensation is at a level between the 75th and 100th percentiles. However, in determining the compensation of each executive officer, the Committee also considers a number of other factors, including recent Company and individual performance, the CEO’s recommendations and cost of living in the Northeast area. There is no pre-established policy for allocation of compensation between cash and non-cash components or between short-term and long-term components. Instead, the Committee determines the mix of compensation for each executive officer based on its review of the competitive data and its subjective analysis of that individual’s performance and contribution to the Company’s financial performance.

     The source of information used by Radford for competitive comparisons in Fiscal 2007 which was utilized by the Committee in Fiscal years 2007 and 2008, is the 2007 Radford Executive Survey, specifically targeting high technology companies nationwide with under $50M of revenues (the "Peer Group"). A secondary group of six public supply chain software companies with average revenue of $21M a year were also examined by the Committee to provide an additional perspective with respect to executive compensation levels at companies with which we compete for talent. Data from the secondary group was used specifically to supplement information obtained from the Peer Group regarding CEO salaries.

Components of Compensation

     It is the Committee’s objective to have a portion of each executive officer’s compensation contingent upon our performance, as well as upon each executive officer’s own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (1) base salary, which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (2) cash bonuses, which reflect the achievement of performance objectives and goals and (3) long-term stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and our stockholders.

Base Salary

     The Committee’s objective is to set annual base salary for each executive officer at or below the median 50th percentile when compared to the Peer Group. When compared to the data drawn from the Peer Group Radford survey, the base salary provided to our executive officers for the 2008 fiscal year was below the 25th percentile for most of our executive officers.

     For the 2008 fiscal year, certain named executive officers’ base salaries were increased by approximately 2-5% to bring them in line with the base salaries of other named executive officers. Even after such increase, the base salaries for those officers were generally at the 25th percentile when compared to the Peer Group. The table below shows Fiscal 2007 and 2008 base salary rates for each named executive officer:

Name	Title	2007 Salary	2008 Salary	% Increase
Scott J. Yetter	President and CEO	$240,000	$245,000	2%
Charles K. Rafferty	VP and GM North American	$165,000	$170,000	3%
	Operations
Stephen J. Gerrard	VP and GM Int’l Operations,	$160,000	$167,500	5%
	and Secretary

Annual Bonuses

     In General – The Company’s executive officers have the opportunity to earn annual cash incentive awards under the Company’s Short-Term Incentive Plan (the “STIP”). STIP cash awards are designed to reward executive performance while reinforcing the Company’s short-term strategic operating goals such as revenue and profitability against plan. Each year, the Committee establishes a target award for each named executive officer based on either a percentage of base salary or a specific dollar amount. Annual bonus targets, as a percentage of salary, increase with executive rank so that for the more senior executives, a greater proportion of their total cash compensation is contingent upon annual performance. The bonus increase becomes greater for executives with revenue responsibility. The increased bonus helps manage the financial exposure of the Company by limiting its bonus payment if certain revenue and margin targets are not met. Conversely, if the revenue and margin targets are exceeded, the overall compensation of the revenue producing executives will exceed their peers. The current bonus plan for these revenue producing executives is in the 75th percentile. For non-revenue producing executives, it is the Committee’s intention to target annual bonuses at the median of similar opportunities offered by the Peer Group companies, and for Fiscal 2008 target annual incentive awards for most executive officers were at or below the median level when compared to the Peer Group.

     Fiscal 2008 Performance Measures and Payouts – Target awards for Fiscal 2008 ranged from 15% to 100% of base salary for the executive officers and were payable based on the Committee’s review of both Company and individual performance. Company performance-based measures included annual revenue and earnings before interest, taxes, depreciation and amortization. Fiscal 2008 was a year of continued profitability and revenue growth of over 50% from Fiscal 2007.

     In August 2008, the Committee, on the basis of its assessment of the Company financial results for the 2008 fiscal year, achieving Company profitability and revenue above the plan and the individual performance of each named executive officer for that year, awarded an annual bonus to Mr. Yetter. Messrs. Rafferty and Gerrard were on commission-based plans and were able to achieve up to 100% of their base salary as a targeted commission amount. The table below details Fiscal 2008 annual bonus targets and actual payouts for each of the named executive officers.

			2008		2008
		2008	Target	2008	Actual
		Target	Bonus (%	Actual	Bonus (%
Name	Title	Bonus ($)	Salary)	Bonus ($)	Salary)
Scott J. Yetter	President and CEO	$125,000	50%	$141,875	57%
Charles K. Rafferty	VP and GM North	N/A	N/A	N/A	N/A
	American Operations
Stephen J. Gerrard	VP and GM Intl	N/A	N/A	NA	N/A
	Operations, and Secretary

     Change for Fiscal Year 2008 and 2009 – Beginning with fiscal year 2008 it was the Committee’s intention to base a greater percentage of the annual award payout on corporate, as opposed to individual, performance for higher level executives, with 100% of the CEO’s annual bonus tied to the attainment of corporate performance objectives. The established goals and objectives generally had threshold, target and maximum levels of performance, with corresponding increasing payouts for each level of achievement. Corporate performance targets included such measures as annual revenue and earnings before interest, taxes, depreciation and amortization.

     For the 2009 fiscal year awards, the potential payout may range from 0–100% of target. However, based on the CEO’s recommendation, the Committee will have the discretion to increase the award for any executive officer, other than the CEO, by up to 50% of the target amount for that executive for exceptional performance. The Committee also has discretion to reduce the dollar amount of the awards otherwise payable to the executive officers. The dollar amount of the 2009 annual bonus target for each executive officer remained at the same level in effect for that individual for the 2008 fiscal year, as detailed in the table above.

Long-Term Incentive Equity Awards

     Accounting Considerations. In June 2006, the Committee decided to accelerate the vesting of all outstanding stock options granted to employees before the Company became subject to the new stock-based compensation accounting rules under Statement of Financial Accounting Standards No. 123 (revised 2004—”FAS 123(R)”). By accelerating the vesting of those outstanding options, the Company was able to avoid having to record an expense for those options on its financial statements and thereby avoid impacting its reported earnings in the future.

     Grants. A significant portion of each senior executive’s compensation is provided in the form of long-term incentive equity (“LTI”) awards. It is the Committee’s belief that properly structured equity awards are an effective method of aligning the long-term interests of senior management with those of the Company’s shareholders. Currently, all employees are eligible to receive LTI awards, however an increasing emphasis will be placed on higher level executives.

     The Committee establishes long-term incentive grant guidelines for eligible executive officers each year based on competitive annual grant data provided by Radford. Such data is determined by Radford using the Black-Scholes valuation method (“BSV”). With that approach, a competitive company’s long-term incentive grant value is established as a dollar value and then stratified into quartiles. The Committee then considers individual awards with a focus on targeting total annual compensation (base salary, plus STIP plus BSV) between the 75th to 100th percentile of that paid by the Peer Group. Actual grants are determined from this guideline, however individual performance, competitive total compensation amounts, internal equity pay considerations, and the potential impact on shareholder dilution and FAS 123(R) compensation expense are also considered. For the 2007 fiscal year, individual awards for most executive officers were slightly above the median percentile when compared to the Peer Group.

     In connection with his employment with the Company, on September 1, 2006 Mr. Yetter received an option grant of 75,000 shares of the Company's Common Stock at $4.10 per share. This option vests as to 25% of the original option shares on the first anniversary of the grant date, and the remaining option shares will vest in a series of 12 quarterly installments over the three year period measured from the first anniversary of the option grant date, subject to accelerated vesting upon a change in control of the Company or termination of employment under certain circumstances.

     Fiscal Year 2008 Grants. The Company’s equity plan permits various types of equity awards, including grants of stock options, restricted stock and restricted stock units. Stock options have historically been the primary form of equity award issued by the Company. However, beginning with the equity awards in September 2007, the Company began to transition its equity award program away from stock options and more toward grants of restricted stock units. In September 2008, the Committee granted a mix of stock options and restricted stock units. Several factors have contributed to this transition. The adoption by the Company of SFAS 123(R) gave rise to a change in the accounting treatment for stock options, which made them less attractive from an accounting point of view. Also, the Committee believes that restricted stock units provide greater retention value than do stock options, due to the more certain value provided by such awards.

     The RSUs granted to executive officers in September 2007 were primarily in recognition of their contribution to the Company’s achievement of profitability in the second half of the year and the resulting significant increase in the value of the stock. Although the Committee had intended to grant options to the executives early in Fiscal 2007, the Committee deemed it appropriate to delay the awards until it had completed of the Company’s performance for Fiscal 2007 and the financial performance had been publicly disclosed. The size of the RSU grants took into account the delay in the grants.

     The CEO and each of the other named officers received the stock option and RSU awards summarized in the table below in September and December 2007. All of the RSU and option awards vest in 36 equal monthly installments over the three year period of service measured from the award date except for the December 2007 awards to Mr. Gerrard and Mr. Rafferty whose awards vest in 12 equal quarterly installments, subject to accelerated vesting upon a change in control of the Company or termination of employment under certain circumstances.

	September, 2007			December, 2007
Name	Number of	Option	Number of	Number of	Option	Number of
	Option	Exercise	RSU’s	Option	Exercise	RSU’s
	Shares	Price		Shares	Price
Scott J. Yetter	144,800	$6.95	125,057	75,000	$5.15	25,000
Stephen J. Gerrard	16,600	$6.95	20,843	11,000	$5.15	21,000
Charles K. Rafferty	20,200	$6.95	20,843	13,500	$5.15	21,000

     There has not been any Fiscal Year 2009 grants.

     Market Timing of Equity Awards. The Compensation Committee does not engage in any market timing of the equity awards made to the executive officers or other award recipients, and accordingly, there is no established practice of timing our awards in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. Historically, options were generally granted on the first day of the month following an approved grant, with certain exception of bonus grants which may be granted on any given future date. Beginning in 2008 the Committee followed a grant practice of tying equity awards to its annual year-end review of individual performance and its assessment of Company performance. Accordingly, any equity awards to the executive officers were made on an annual basis during the fifth or sixth month of the succeeding fiscal year; i.e. November or December. This practice will continue during Fiscal 2009.

     CEO Employment Agreement – On September 14, 2007 the Company entered into an employment agreement with the CEO with an initial three-year term measured from the September 14, 2007 effective date. The principal terms of the employment agreement are summarized in the section of the proxy statement entitled

“Employment Agreements, Termination of Employment and Change in Control Agreement.” Pursuant to this agreement, Scott J. Yetter will become entitled to a severance benefit of six months of salary continuation and healthcare coverage at the Company’s expense, plus a pro-rated bonus, should his employment terminate under certain defined circumstances. The Committee believes the severance provided under this agreement is within a reasonable range when compared to severance packages in place for similar level executives in comparable companies.

Executive Benefits and Perquisites

     It is not our practice to provide our executive officers with any meaningful perquisites. Executive officers are eligible to participate in the Voxware, Inc. 401(k) Plan, a tax-qualified 401(k) defined contribution plan open to all employees and officers upon the same terms and conditions. In addition, all administrative employees, including executive officers, are eligible to receive standard health, disability, life and travel insurance, and vacation and holiday benefits.

IRC Section 162(m) compliance

     As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies, such as the Company, are not allowed a federal income tax deduction for compensation paid to the CEO and the four other highest paid executive officers, to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation. The Company’s 2003 Stock Incentive Plan is structured so that compensation deemed paid to an executive officer in connection with the exercise of a stock option should qualify as performance-based compensation that is not subject to the $1 million limitation. For example, the restricted stock units granted to the executive officers in September 2007 and December 2007 will not qualify as performance-based compensation because the vesting of those awards is tied solely to continued service. In establishing the cash and equity incentive compensation programs for the executive officers, it is the Committee’s view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Company’s financial performance, stock options and restricted stock unit awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee’s belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. However, for the 2008 fiscal year, the total amount of compensation paid by the Company (whether in the form of cash payments or upon the exercise or vesting of equity awards) should be deductible and not affected by the Section 162(m) limitation.

COMPENSATION COMMITTEE REPORT

     Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) included in this proxy statement with management. Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement.

By the Compensation Committee of the Board of
Directors of Voxware, Inc. as constituted on October 16, 2008

Joseph A. Allegra
Donald R. Caldwell
David J. Simbari

Summary Compensation Table

     The following table sets forth a summary for the fiscal year ended June 30, 2008 of the cash and non-cash compensation awarded, paid or accrued by us to our current chief executive officer, and our two other most highly compensated executive officers who served in such capacities in Fiscal 2008 (collectively, the “named executive officers”). No other executive officers who would have otherwise been includable in such table on the basis of their compensation for the fiscal year ended June 30, 2008 have been excluded by reason of their termination of employment or change in executive status during that year.

						All
						Other
Name				Stock	Option	Compensa
and Principal		Salary	Bonus	Awards	Awards	tion	Total
Position	Year	($)	($)	($)(2)	($)(3)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)
Scott J. Yetter	2008	$245,000	$141,875	$262,666	$287,070	-	$940,611
President and CEO
	2007	$142,827	$163,283	-	$35,265	-	$341,375

Charles K. Rafferty	2008	$170,000	$195,057	$54,736	$33,152	-	$452,945
VP and GM North American
Operations
	2007	$153,750	$94,082	-	-	-	$247,832

Stephen J. Gerrard	2008	$167,500	$233,442(1)	$54,736	$27,202(1)	-	$482,880
VP and GM Intl Operations, and
Secretary
	2007	$160,000	$74,254	-	-	-	$234,254

____________________

(1)	Certain stock options granted to Mr. Gerrard had an exercise price per share that was less than the trading price of the Company’s stock on the grant date. To avoid negative tax consequences under Section 409A of the Internal Revenue Code, the Company and Mr. Gerrard agreed in December 2006 to cancel such option and replace it with an option with an exercise price per share equal to the lower of (a) the trading value per share of our Common Stock on the date the cancelled option was granted and (b) the trading value per share of our Common Stock on the date on which the option was replaced, but in no event less than the exercise price of the cancelled option. To compensate Mr. Gerrard for such increase, the Company paid him a bonus in the amount of $1,800.09, (the aggregate increase to the exercise prices in effect for his amended options) in January 2008, and this bonus amount is reflected in his column (d) and in column (f), the incremental fair value of those amended options. The incremental compensation cost recognized for financial statement reporting purposes for the 2008 fiscal year with respect to the amendment of those options for Mr. Gerrard was $900.05, which amount is included in the FAS 123(R) compensation cost of each executive’s options for the 2008 fiscal year. Please see footnote (2) to the Grant of Plan-Based Awards table for further information.

(2)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2008, in accordance with FAS 123(R) with respect to stock awards granted to each named executive officer, and thus, include amounts from awards granted in and prior to the 2008 fiscal year. Assumptions used in the calculation of this amount are included in footnote 7 to the Company’s audited financial statements for the fiscal year ended June 30, 2008 included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on September 29, 2008.

(3)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2008, in accordance with FAS 123(R) with respect to stock options granted to each named executive officer, and thus, include amounts from awards granted in and prior to the 2008 fiscal year. Assumptions used in the calculation of this amount are included in footnote 7 to the Company’s audited financial statements for the fiscal year ended June 30, 2008 included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on September 29, 2008.

2008 Grants of Plan-Based Awards Table

     The following table sets forth information with respect to the named executive officers concerning grants of options during the fiscal year ended June 30, 2008.

		All Other
		Option Awards:
		Number of
		Securities	Exercise
		Under-	or Base	Grant Date Fair
		lying	Price of Option	Value of Equity
	Grant	Options	Awards	Awards
Name	Date	(#)	($/Sh)	($)(3)
(a)	(b)	(c)	(d)	(e)
Scott J. Yetter	9/4/07(1)	144,800	$6.95	$941,316
	12/13/07(1)	75,000	$5.15	$359,872
Charles K. Rafferty	9/4/07(1)	20,200	$6.95	$131,316
	12/13/07(2)	13,500	$5.15	$64,777
Stephen J. Gerrard	9/4/07(1)	16,600	$6.95	$107,913
	12/13/07(2)	11,000	$5.15	$52,781
____________________

(1)	The reported option will vest in accordance with the following schedule: the option shares will vest in a series of 36 monthly installments over the three year period measured from the option grant date, subject to accelerated vesting upon a change in control of the Company or termination of employment under certain circumstances.

(2)	The reported option will vest in accordance with the following schedule: the option shares will vest in a series of 48 monthly installments over the four year period measured from the option grant date, subject to accelerated vesting upon a change in control of the Company or termination of employment under certain circumstances.

(3)	The dollar value reported in column (e) with respect to options represents the grant date fair value of each option determined in accordance with the provisions of FAS 123(R). A discussion of valuation assumptions used in the FAS 123(R) calculation of grant date fair value is set forth in Note 7 to the Company’s audited financial statements for the fiscal year ended June 30, 2008, included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on September 29, 2008.

Outstanding Equity Awards at Fiscal Year-End 2008 Table

     The following table provides a summary of equity awards outstanding at June 30, 2008 for each of our named executive officers.

	Option Awards				Stock Awards
		Number of
	Number of	Securities				Market Value
	Securities	Underlying			Number of	of Shares or
	Underlying	Unexercised			Shares or	Units of Stock
	Unexercised	Options (#)	Option	Option	Units of Stock	that Have Not
	Options (#)	Unexer-	Exercise Price	Expiration	That Have	Vested
Name	Exercisable	cisable	($)	Date	Not Vested	$
(a)	(b)	(c)	(e)	(f)	(g) #	(h)(7)
Scott J. Yetter	32,812	42,188(1)	$4.10	9/01/16	90,666(4)	$326,398
	36,200	108,600(2)	$6.95	9/04/17	20,408(5)	$73,469
	12,500	62,500(2)	$5.15	12/13/17
Charles K. Rafferty	33,333	0	$4.80	08/01/15	15,111(4)	$54,400
	40,000	0	$5.69	06/01/16	18,107(6)	$65,185
	5,050	15,150(2)	$6.95	9/04/17
	1,688	11,812(3)	$5.15	12/13/17
Stephen J. Gerrard	3,500	0	$2.25	06/24/13	15,111(4)	$54,400
	6,667	0	$3.27	07/01/14	18,107(6)	$65,185
	13,333	0	$4.80	07/15/15
	15,000	0	$5.69	06/01/16
	4,150	12,450(2)	$6.95	9/04/17
	1,375	9,625(3)	$5.15	12/13/17
____________________

(1)	The reported option will vest in accordance with the following schedule: 25% of the option shares will vest on the first anniversary of the option grant date and the remaining option shares will vest in a series of 12 quarterly installments over the three year period measured from the first anniversary of the option grant date, subject to accelerated vesting upon a change in control of the Company or termination of employment under certain circumstances.

(2)	The reported option will vest monthly over a three year period from the grant date.

(3)	The reported option will vest monthly over a four year period from the grant date.

(4)	The reported restricted stock unit vests monthly over a 36 month period starting September 4, 2007.

(5)	The reported restricted stock unit vests monthly over a 36 month period starting December 13, 2007.

(6)	The reported restricted stock unit vests monthly over a 48 month period starting December 13, 2007.

(7)	The market value utilizes the closing market price of the Company stock on June 30, 2008 of $3.60 per share.

2008 Pension Benefits

     The Company does not offer a pension plan.

2008 Non-Qualified Deferred Compensation

     The Company does not offer a non-qualified deferred compensation plan.

Employment Agreements

     On September 14, 2007, the Company and Scott J. Yetter entered into an Executive Employment Agreement pertaining to Mr. Yetter’s continued service as the Company’s President and Chief Executive Officer (the “Agreement”). The Agreement will continue, unless earlier terminated by the parties, until September 14, 2010 (the “Term”). The Term will be automatically extended for successive one-year periods unless either the Company or Mr. Yetter provides a written notice at least 90 days preceding the date of any such extension that such party does not intend to extend the Term. Mr. Yetter shall receive a base salary under the Agreement of at least $20,000 per month (“Base Salary”), which shall be subject to adjustment as determined by the Board in its sole discretion. Mr. Yetter will be eligible to receive an annual discretionary bonus determined by the Board based upon certain performance standards relating to the Company’s performance against its Business Plan in terms of revenue and profitability. Mr. Yetter’s bonus shall range from 0-50% of Mr. Yetter’s Base Salary, subject to achievement of performance goals. The Agreement provides that in the event the Company terminates Mr. Yetter at any time without “Cause” (as defined in the Agreement as: (i) a good faith finding by the Company of failure of Mr. Yetter to perform his assigned duties for the Company (not cured to the reasonable satisfaction of the Board of Directors of the Company within thirty (30) days of such finding), (ii) a material breach of the terms of the Agreement by Mr. Yetter, (iii) a material failure by Mr. Yetter to follow the Company’s policies and procedures; (iv) Mr. Yetter’s commission of dishonesty, gross negligence or misconduct, in connection with Mr. Yetter’s responsibilities in his position with the Company; or (v) the conviction of Mr. Yetter of, or the entry of a pleading of guilty or nolo contendere by Mr. Yetter to, any crime involving moral turpitude or any felony) or Mr. Yetter resigns for “Good Reason” (as defined in the Agreement as: (i) failure to maintain Mr. Yetter in a position commensurate with that of President and Chief Executive Officer; (ii) failure to pay, or a material reduction of, Mr. Yetter’s initial salary as stated in the Agreement; or (iii) relocation of the Company’s principal headquarters outside of a sixty (60) mile radius from Lawrenceville, New Jersey), Mr. Yetter will be entitled, for a period of six (6) months, to receive severance payments equal to his Base Salary in effect at that time, plus a prorated portion of his annual bonus. The severance amounts shall be paid in accordance with the Company’s payroll practices during the six (6) months. In addition, the Company shall (in accordance with the terms of the Company’s applicable medical plan) pay monthly COBRA medical insurance costs (as defined in the Agreement), if Mr. Yetter continues medical coverage under COBRA, for a period of six (6) months following such termination. The Agreement also contains customary provisions concerning confidentiality and non-competition.

     Upon a “Change of Control” of the Company (as defined in the Agreement as: (i) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a “Change of Control”: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) Such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Agreement by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or (iii) The consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation or other form of entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or entity is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination) or (iv) Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred in the case of a Management Buy Out. A “Management Buy Out” is any event which would otherwise be deemed a “Change of Control”, in which the Employee, directly or indirectly (as a beneficial owner) acquires equity securities, including any securities convertible into or exchangeable for equity securities, of the Company or the Acquiring Corporation in connection with any Change of Control, other than as compensation pursuant to a compensation plan approved by the Board) the option shares subject to Mr. Yetter’s September 4, 2007 stock option grant and restricted stock unit award will vest on an accelerated basis as if he had completed an additional twenty-four months of service at the time of the change of control.

Calculation of Potential Payments upon Termination or Change in Control

     The chart below quantifies the potential payments to Mr. Yetter under the Agreement based upon the following assumptions:

     (i) his employment terminated on June 30, 2008 under circumstances entitling him to severance benefits under the Agreement (dated September 14, 2007),

     (ii) as to any benefits tied to Mr. Yetter’s rate of base salary, the rate of base salary is assumed to be his rate of base salary as of June 30, 2008, and

     (iii) as to any benefits tied to a change in control, the change in control is assumed to have occurred on June 30, 2008 and the change in control consideration paid per share of outstanding Common Stock is assumed to be equal to the closing selling price of our Common Stock on June 30, 2008, which was $3.60 per share (as reported on the NASDAQ Capital Market).

			Value of Option
		Salary and	Acceleration/
Name	Trigger	Bonus	Extension	Total Value
Scott J. Yetter,	Termination after Expiration of	$20,833(1)	N/A	$20,625
President and	Term; for “Cause” or at Election
Chief Executive	of Employee
Officer
	Termination for Death or	$20,833(2)	N/A	$20,625
	Disability
	Termination without “Cause” or	$194,280(3)	$360,137(4)	$554,417
	for “Good Reason” by Employee
	following “Change of Control”
____________________

(1)	Upon termination after expiration of term, for cause, or at election of the employee, Mr. Yetter is entitled to salary and prorated bonus payments through the last date of employment. This includes a monthly salary of $20,833 (less the mid-month payment of $10,417) plus the prorated bonus, or $10,417.

(2)	Upon termination for death or disability, Mr. Yetter is entitled to salary and prorated bonus payments through the end of the month in which employment ceased. This includes a monthly salary of $20,833 (less the mid-month payment of $10,917) plus the prorated bonus, or $10,417.

(3)	Upon termination without cause, or for good reason by the employee following change of control, Mr. Yetter is entitled to salary, prorated bonus and COBRA payments for a period of six months following termination.

(4)	Represents the intrinsic value of each stock option or other equity award outstanding on June 30, 2008 and which vests on an accelerated basis in connection with the “Change of Control” (accelerated vesting only occurs in the event of a “Change of Control” and not in connection with termination for “Good Reason” by Mr. Yetter) and is calculated by multiplying (i) the aggregate number of equity awards which vest on such an accelerated basis by (ii) the amount by which the $3.60 closing selling price of our Common Stock on June 30, 2008 exceeds any exercise price payable per vested share, or options valued at $0 and RSUs valued at $360,137. Upon termination in connection with a “Change of Control”, the unvested portion of Mr. Yetter’s RSUs (150,057 shares of Common Stock) immediately vest in a pro rata percent equal to the portion of the RSU which would have otherwise vested within the twenty-four month period following the Change of Control, or 100,038 shares of Common Stock under the RSU grant. Since all options that would accelerate have exercise prices above $3.60, there would not be any value attributed to the acceleration of these options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee is currently composed of Messrs. Allegra, Caldwell and Simbari. No interlocking relationship exists between any member of the Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member or nominee of the Compensation Committee is or was formerly an officer or an employee of the Company.

     During Fiscal 2005, Edison, of which Joseph A. Allegra is a general partner, and Cross Atlantic, of which Donald R. Caldwell is the Chairman and Chief Executive Officer, participated in the following transactions with us:

     In connection with our August 2005 private placement, all shares of our Series D Preferred Stock held by Edison, Cross Atlantic and David Levi were converted to shares of Common Stock. In this private placement, Cross Atlantic purchased an aggregate of 154,676 shares of Common Stock at a purchase price of $742,445 and Edison purchased an aggregate of 464,027 shares of Common Stock at a purchase price of $2,227,332.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

     The following table sets forth information regarding the beneficial ownership of our Common Stock as of October 24, 2008, by (1) each person or group who is known by us to own beneficially more than 5% of our Common Stock, (2) each of our directors and nominees, (3) each of our Named Executives for whom compensation information is provided above, and (4) all of our executive officers and directors as a group. Unless indicated otherwise, the address of each of these persons is c/o Voxware, Inc., 300 American Metro Blvd., Suite 155, Hamilton, NJ 08619. Percentage of ownership is based on 6,947,187 shares of Common Stock outstanding on October 24, 2008. Including 434,138 shares exercisable within 60 days of October 24, 2008.

		Amount and Nature of	Percent of
Name and Address of Beneficial Owner (1)		Beneficial Ownership (1) (2)	Class (1)
(i)	Certain beneficial owners:

	Edison Venture Fund V, L.P. (3)	3,486,260	50.18%
	1009 Lenox Drive #4, Lawrenceville, NJ 08648

	Cross Atlantic Technology Fund II, L.P. (4)	1,162,086	16.73%
	5 Radnor Corporate Center #555
	100 Matsonford Road, Radnor, PA 29087

	Scorpion Nominees Limited (5)	518,316	7.46%
	c/o Oracle Management Ltd.
	85 Reid Street, Hamilton HM12, Bermuda

(ii)	Directors (which includes all nominees) and Named
	Executives:

	Joseph A. Allegra (6)	3,496,510	50.33%

	Donald R. Caldwell (7)	1,172,336	16.87%

	James L. Alexandre (8)	111,083	1.60%

	Robert Olanoff (9)	4,695	**

	Don Cohen (10)	2,167	**

	David J. Simbari (11)	1,667	**

	Charles K. Rafferty (12)	97,560	1.40%

	Stephen J. Gerrard (13)	77,177	1.11%

	Scott J. Yetter (14)	172,643	2.49%

(iii)	All directors and current executive officers as a
	group (12 persons)	5,253,631	75.62%
____________________

**	Less than 1% of outstanding shares of our Common Stock.

(1)	Number of shares beneficially owned and percent of class are determined by assuming that options or other Common Stock equivalents that are held by such person or group (but not those held by any other person or group) and which are exercisable or convertible within 60 days have been exercised or converted.

(2)	We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(3)	Includes 2,713,442 shares of Common Stock and 772,818 shares of Common Stock issuable upon exercise of Common Stock warrants. Collectively, Joseph A. Allegra, Ross Martinson, John Martinson and Gary Golding have voting and investment control over the shares of Common Stock held by Edison Venture Fund V, L.P., but disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Mr. Allegra has served on our Board of Directors since June 2003. Mr. Martinson served on our Board of Directors from June 2003 to July 2006.

(4)	Includes 904,480 shares of Common Stock and 257,606 shares of Common Stock issuable upon exercise of Common Stock warrants. Collectively, Donald R. Caldwell, President and Chief Executive Officer, Fred Tecce, Vice President, Richard M. Fox, Vice President, and Gerry McCrory, Vice President, have voting and investment control over the shares of Common Stock held by Cross Atlantic Technology Fund II, L.P., but disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Mr. Caldwell has served on our Board of Directors since December 2004.

(5)	Includes 511,890 shares of Common Stock and 6,426 shares of Common Stock issuable upon exercise of Common Stock warrants. Collectively, John O’Kelly-Lynch, President and Director, and William Spencer, Vice President and Director, have voting and investment control over the shares of Common Stock held by Scorpion Nominees Limited, but disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(6)	Includes 2,713,442 shares of Common Stock and 772,818 shares of Common Stock issuable upon the exercise of warrants owned by Edison Venture Fund V, L.P. The reporting person is a general partner of Edison Venture Fund V, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Also includes 10,250 shares of Common Stock issuable upon the exercise of stock options issued to Mr. Allegra.

(7)	Includes 904,480 shares of Common Stock and 257,606 shares of Common Stock issuable upon the exercise of warrants owned by Cross Atlantic Technology Fund II, L.P. Also includes 10,250 shares of Common Stock issuable upon the exercise of stock options issued to Mr. Caldwell. The reporting person is a general partner of Cross Atlantic Technology Fund II, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(8)	Includes 104,166 shares of Common Stock and 6,917 shares of Common Stock issuable upon the exercise of stock options.

(9)	Reflects 4,695 shares of Common Stock issuable upon the exercise of stock options.

(10)	Reflects 2,167 shares of Common Stock issuable upon the exercise of stock options.

(11)	Reflects 1,667 shares of Common Stock issuable upon the exercise of stock options.

(12)	Includes 9,386 shares of Common Stock purchased from Restricted Stock Units, 85,125 shares of Common Stock issuable upon the exercise of stock options and 3,049 vested and undelivered Restricted Stock Units.

(13)	Includes 9,461 shares of Common Stock purchased from Restricted Stock Units, 17,500 shares of Common Stock, 47,167 shares of Common Stock issuable upon the exercise of stock options, and 3,049 vested and undelivered Restricted Stock Units.

(14)	Includes 32,622 shares of Common Stock purchased from Restricted Stock Units, 127,521 shares of Common Stock issuable upon the exercise of stock options and 12,500 vested and undelivered Restricted Stock Units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On August 11, 2005, the Company entered into a Common Stock Purchase Agreement with certain accredited investors, pursuant to which the Company agreed to issue an aggregate of up to 1,375,000 shares of its Common Stock, $0.001 par value per share, in a private placement. On August 11, 2005, the Company issued and sold an aggregate of 1,259,073 shares of Common Stock, and on August 22, 2005, the private placement’s second and final closing, the Company issued and sold an additional 115,927 shares of Common Stock. A total of 1,375,000 shares of Common Stock and warrants to purchase 43,525 shares of Common Stock were issued through the August 2005 private placement.

     Edison Venture Fund V, L.P. purchased 464,028 shares of Common Stock in the private placement. Joseph A. Allegra and Ross T. Martinson are each general partners of Edison Venture Fund V, L.P. and directors of the Company. Each of Messrs. Allegra and Martinson disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein.

     Cross Atlantic Technology Fund, II, LP purchased 154,676 shares of Common Stock in the private placement. Donald R. Caldwell is a general partner of Cross Atlantic Technology Fund II, L.P. and a director of the Company. Mr. Caldwell disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

     James L. Alexandre purchased 104,166 shares of Common Stock in the private placement. Mr. Alexandre was elected to the Board of Directors on August 11, 2005, subsequent to the first closing of the private placement.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Subject to stockholder approval, we have nominated BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009. Neither the firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as auditors. BDO Seidman, LLP has been employed by us to audit our consolidated financial statements since March 2004.

     The Board of Directors recommends a vote FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.

     One or more representatives of BDO Seidman, LLP is expected to attend the Meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm Fees and Other Matters

     The following table summarizes the fees of BDO Seidman, LLP, our independent registered public accounting firm, billed for each of the last two fiscal years for audit services and other services:

Fee Category	2008		2007
Audit Fees	$197,000	(1)	$196,900	(2)
Audit-Related Fees	--		--
Tax Fees	$26,150	(3)	$20,300	(4)
Total Fees	$223,150		$217,200
____________________

(1)	Consists of fees for professional services rendered in connection with the audit of our financial statements for the fiscal year ended June 30, 2008; for the review of our financial statements for the fiscal quarters ended September 30, 2007, December 31, 2007 and March 31, 2008, includes fees for the review of certain regulatory filings during the fiscal year ended June 30, 2008 of $6,000.

(2)	Consists of fees for professional services rendered in connection with the review of our financial statements for the fiscal quarters ended September 30, 2006, December 31, 2006 and March 31, 2007 and the audit of our financial statements for the fiscal year ended June 30, 2007, includes fees for the review of certain regulatory filings during the fiscal year ended June 30, 2007 of $26,900.

(3)	Consists of fees for review of tax returns during the fiscal year ended June 30, 2008.

(4)	Consists of fees for review of tax returns during the fiscal year ended June 30, 2007.

Pre-Approval Policies and Procedures

     None of the audit-related fees billed in 2008 related to services provided under the de minimis exception to the Audit Committee pre-approval requirements.

     The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee, or the engagement is entered into pursuant to one of the pre-approval procedures described below.

     From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided, and is also generally subject to a maximum dollar amount.

     The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

HOUSEHOLDING

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: 300 American Metro Blvd., Suite 155, Hamilton, NJ 08619, (609) 514-4100. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

     Stockholders who wish to submit proposals for inclusion in our proxy statement and form of proxy relating to the 2009 Annual Meeting of Stockholders must advise the Secretary of Voxware of such proposals in writing by June 28, 2009.

     Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance notice of such proposal to the Secretary of Voxware at the aforementioned address not later than September 11, 2009.

     If we do not receive notice of a stockholder proposal within this timeframe, our management will use its discretionary authority to vote the shares they represent as our Board of Directors may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the Meeting other than the matters referred to above, and does not intend to bring any other matters before the Meeting. However, if other matters should come before the Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

GENERAL

     The accompanying proxy is solicited by and on behalf of our Board of Directors, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by us.

     In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and other employees of Voxware who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

     Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

     WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED JUNE 30, 2008, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON OCTOBER 24, 2008, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE, UPON WRITTEN REQUEST MADE TO THE SECRETARY OF VOXWARE. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

     PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors William G. Levering III Secretary

Hamilton, New Jersey

October 28, 2008

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY VOXWARE, INC.	For	With- hold	For All Except

     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby constitutes and appoints Scott J. Yetter and William G. Levering III, and each of them, true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of Common Stock of Voxware, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, New Jersey at 9:00 a.m. (local time) on December 12, 2008 and at any adjournment or adjournments thereof, upon the proposals set forth on the reverse side and more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Meeting (receipt of which is hereby acknowledged).

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

1.	ELECTION OF DIRECTORS.

	Nominees:	01) Joseph A. Allegra 03) Donald R. Caldwell 05) Robert Olanoff 07) Scott J. Yetter	02) James L. Alexandre 04) Don Cohen 06) David J. Simbari

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

				For	Against	Abstain
2.	To ratify the appointment of BDO Seidman, LLP as the independent registered public accountant of the Company for the year ending June 30, 2009.

3.	In his discretion, the proxy is authorized to vote upon such other matters as may properly come before the Meeting.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.
Please be sure to date and sign this proxy card in the box below.	Date

Sign above

é Detach above card, sign, date and mail in postage paid envelope provided. é
VOXWARE, INC.

PLEASE ACT PROMPTLY

     PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held by joint tenants, both should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.